Exhibit 10.40

ALLIANCE COAL, LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of January 1, 1997

Amended and Restated as of January 1, 2001

Amended and Restated as of January 1, 2011

1. INTENT AND EFFECTIVE DATE

1.1. Intent. This Supplemental Executive Retirement Plan (the “Plan”) is adopted by Alliance Coal, LLC (the “Company”) for the purpose of retaining certain officers and key employees of a Participating Company by providing such individuals the deferred compensation benefits described herein. In conjunction with the Company’s Profit Sharing and Savings Plan, the intent of this Plan is to provide each Participant with retirement benefits that are comparable in value to those that a retirement program like MAPCO Inc.’s Pension Plan and Supplemental Executive Retirement Plan (in effect in 1996) would have provided, concomitantly with the goal of aligning each Participant’s supplemental retirement benefits under the Plan with the interests of the holders of Common Units of Alliance Resource Partners, L.P. (the “Partnership”). While the Company reserves the right to terminate the Plan, the Company intends to maintain the Plan indefinitely.

1.2. Effective Date. This Plan is effective as of January 1, 1997.

2. DEFINITIONS.

2.1. Account means the notional or ledger account established on behalf of each Participant pursuant to Section 4.4 for record-keeping purposes to reflect the Allocations, the Phantom Units, the interest and the distributions to be credited under this Plan.

2.2. Allocation shall have the meaning set forth in Section 4.1.

2.3. Allocation Percentage means, with respect to each Participant, the percentage listed in Appendix A, which may be amended from time to time by the Compensation Committee subject to the terms of any applicable Employment Agreement.

2.4. Common Units means the Common Units of the Partnership.

2.5. Company means Alliance Coal, LLC, a Delaware limited liability company.

2.6. Compensation means the base salary or wages paid to a Participant for the performance of services during the calendar year preceding the year in which an Allocation is being made, including all cash bonuses under any short-term or long-term incentive compensation plan (and excluding any noncash, stock, stock equivalent or stock-based compensation), salary or bonus reduction amounts contributed to any tax-qualified retirement plan or cafeteria plan maintained by a Participating Company, salary or bonus reduction amounts deferred under any deferred compensation plan or deferred compensation option at Participant’s election, holiday and vacation pay, severance pay, and any payments to a Participant under the off-time benefits plan or the short-term or long-term disability plans of a Participating Company, but excluding payments or reimbursements of business or personal expenses, transportation allowances, insurance premiums, taxable fringe benefits, and all other extraordinary compensation, or amounts contributed, other than amounts representing the Participant’s salary or bonus reduction amounts, by a Participating Company to any tax-qualified plan, deferred compensation plan, including this Plan, or welfare plan.

2.7 Compensation Committee means the committee appointed by the Board of Directors of Alliance Resource Management GP, LLC, which has been delegated the authority to administer this Plan and to perform certain other functions, including functions relating to the compensation of officers and key employees of a Participating Company.

2.8 Employment Agreement means the employment agreement (if any) in effect at the relevant time between a Participant and a Participating Company.

2.9. Exchange Act means the Securities Exchange Act of 1934, as amended.

2.10. Fair Market Value means, as applied to any applicable date, the average closing sale price (or if unavailable, the last reported bid price) of a Common Unit for the ten trading days immediately preceding such date, as reported on the NASDAQ National Market System or on such other exchange or bulletin board on which the Common Units are traded. The Compensation Committee may direct the Plan Administrator to use the quoted closing sale price or closing bid price as may reported by The Wall Street Journal, Bloomberg Financial Markets or other reporting service as approved by the Compensation Committee.

2.11. Organic Change shall have the meaning set forth in Section 4.7. herein.

2.12. Participant means those officers and key employees who are listed in Appendix A. The Compensation Committee may designate, in its sole discretion, additional officers and key employees who are eligible to participate in the Plan, and may declare any such person who may remain in the employ of a Participating Company no longer eligible to receive future Allocations under the Plan for future

Plan years (if permitted under the applicable Employment Agreement), provided that such Participant shall continue to be fully vested in the notional balance of cash (if any) and Phantom Units in his Account and be entitled to receive credits for interest and distributions thereon.

2.13. Participating Company means the Company, the Partnership, Alliance Resource Operating Partners, L.P., a Delaware limited partnership, Alliance Resource Management GP, LLC, a Delaware limited liability company, and any other direct or indirect Subsidiary of the Partnership.

2.14. Partnership means Alliance Resource Partners, L.P., a Delaware limited partnership.

2.15. Phantom Unit means a notional Common Unit. A Participant shall not possess any rights of a holder of Common Units with respect to a Phantom Unit except as expressly provided herein.

2.16. Plan Administrator means the Company and any entity (or individual) to which the Company has delegated administrative responsibility with respect to the Plan.

2.17. Plan Year means a calendar year ending on December 31.

2.18 PSSP Supplemental Contribution means the contributions made under the Profit Sharing and Savings Plan of the Company on behalf of a Participant, other than Pre-Tax Contributions, Matching Contributions and Profit-Sharing Contributions (as those terms are defined in such plan).

2.19. SEC means the Securities and Exchange Commission.

2.20. Securities Act means the Securities Act of 1933, as amended.

2.21. Subsidiary shall mean any corporation, partnership, limited liability company, business trust, joint venture or other entity that (a) is owned directly or indirectly by the Partnership, or (b) in the discretion of the Compensation Committee, makes a substantial contribution of its results of operations to the Partnership.

3. VESTING.

A Participant’s rights to the amount credited to his Account shall become fully vested and nonforfeitable on the date the Account is so credited or otherwise adjusted in accordance with Section 4 herein.

4. ALLOCATIONS.

4.1. Allocation Amount. A Participant who is employed on the last business day of December by a Participating Company shall be entitled to an allocation (“Allocation”) for the Plan Year that includes such date, equal to the Participant’s Compensation for such year multiplied by his Allocation Percentage, less his PSSP Supplemental Contribution.

4.2. Interest on Notional Cash Balance Through 2000. The notional cash balance in a Participant’s Account shall be credited with interest at the annual rate of eight percent (8%) at the end of each Plan Year before Allocations are made with respect to that Plan Year, beginning with the Plan Year commencing on January 1, 1998 and ending the earlier of: (a) the year in which the full amount credited to the Participant’s Account is paid (with interest credit to be pro rated over his last Plan Year (on the basis of a 360 day year)); or (b) December 31, 2000.

4.3. Adjustments to Allocations and Interest. As of January 1 of each year beginning with January 1, 1998, the Compensation Committee may review, in good faith, the Allocation Percentage set forth in Appendix A and the interest rate set forth in Section 4.2, and may adjust, in its reasonable judgment, those amounts to the extent necessary or appropriate to reflect the intent of this Plan. Any adjustments made by the Compensation Committee shall be based on the recommendations of an independent actuary and shall be binding on all Participants.

4.4. Accounts. An Account shall be established for each Participant to record the Allocations and interest to be credited to the Participant. Such Account shall be credited as of January 1 of each Plan Year, beginning with January 1, 1998, to reflect first the interest and distributions accrued for the prior Plan Year, and then the Allocation to be credited for the prior Plan Year.

4.5. Election. Each Participant employed by a Participating Company on January 1, 2001, shall have the one-time right to elect, by written notice delivered to the Plan Administrator using the form of Election Notice attached hereto as Appendix B no later than February 1, 2000, to cause his entire notional cash balance in his Account at January 1, 2000 (following Allocations and credits of interest from the prior Plan Year) to be invested in Phantom Units at the Fair Market Value of a Common Unit determined as of February 1, 2000. To the extent such an investment would lead to investment in a fractional Phantom Unit, such fractional Phantom Unit shall be rounded up to a whole Phantom Unit and be immediately credited to the Participant’s Account. If a Participant fails to elect to invest his entire notional cash balance in his Account at February 1, 2000 in Phantom Units, such notional cash balance shall continue in his Account and shall be credited with interest on an annual basis (with interest credit to be pro rated over his last Plan Year (on the basis of a 360 day year)) at the rate set forth in Section 4.2 (and as may be adjusted pursuant to Section 4.3.).

4.6. Allocations Commencing On January 1, 2001; Distributions. All Allocations made to a Participant’s account for each Plan Year commencing with the year 2001 Plan Year shall be immediately invested in Phantom Units, at the Fair Market Value of a Common Unit as of January 1 immediately following such Plan Year. Until an Account is actually paid as provided below, distributions declared and paid by the Partnership on Common Units shall be credited to the Phantom Units held in a Participant’s Account. The notional cash value of each such distribution shall be immediately invested in Phantom Units at the Fair Market Value of a Common Unit as of the payment date of such distribution. To the extent any investment in a Phantom Unit (whether from an Allocation or a credit of distribution or otherwise) would lead to an investment in a fractional Phantom Unit, such fractional Phantom Unit shall be rounded up to a whole Phantom Unit and be immediately credited to the Participant’s Account.

4.7. Reorganization, Reclassification, Consolidation, Merger, or Sale. Any recapitalization, reorganization, reclassification, split of Common Units, distribution or dividend of securities on Common Units, consolidation or merger of the Partnership, or sale of all or substantially all of the Partnership’s assets or other similar transaction which is effected in such a way that holders of Common Units are entitled to receive (either directly or upon subsequent liquidation) cash, securities or assets with respect to or in exchange for Common Units is referred to herein as an “Organic Change.” Upon the occurrence of an Organic Change, the Compensation Committee shall, in its sole discretion (and upon the advice of financial advisors as may be retained by the Compensation Committee), immediately adjust the notional balance of Phantom Units in each Participant’s Account to equitably credit the fair value of the change in the Common Units and/or the distributions (of cash, securities or other assets) received or economic enhancement realized by the holders of the Common Units.

5. TERMINATION OF PARTICIPANT’S EMPLOYMENT.

5.1. Additional Allocation. Notwithstanding any other provision of the Plan to the contrary, a Participant shall be entitled to receive an Allocation for the Plan Year in which his employment with the Company is terminated on the occurrence of any of the following events:

(a) the Participant’s employment with a Participating Company is terminated other than for “cause” or reasonably equivalent term as defined in his Employment Agreement;

(b) the Participant terminates employment with a Participating Company for “good reason” or reasonably equivalent term as defined in his Employment Agreement;

(c) a “Change of Control” of the Company or the Partnership occurs as defined in his Employment Agreement and, as a result, a Participant’s employment with all Participating Companies is terminated (whether voluntary or involuntary);

(d) death of the Participant;

(e) attaining retirement age of 65 years for any Participant; and

(f) incurring a total and permanent disability, which shall be deemed to occur if a Participant is eligible to receive benefits under the terms of the long-term disability program maintained by the Participating Company that employs the Participant.

This Allocation for the relevant Plan Year in which the Participant’s termination occurs shall equal the Participant’s Compensation for such Plan Year (including any severance amount, if applicable) multiplied by his Allocation Percentage, less his PSSP Supplemental Contribution.

5.2. Crediting of Additional Allocation. Upon the occurrence of any one (but only one) of the events of termination described in Section 5.1, the Account of the affected Participant shall be credited with the additional Allocation immediately. For purposes of the calculation of the additional Allocation amount, in the event of any occurrences described in Section 5.1(a) through (c) above, all severance payments (regardless of when paid and actually received by the Participant), shall be included in Compensation for the Plan Year in which the actual termination of employment occurs.

5.3. Non-Duplication of Benefits. Upon the occurrence of more than one event described in Section 5.1, the affected Participant shall be credited with only one additional Allocation, based on the event that occurs first.

5.4. Termination For Other Reasons. If a Participant’s employment is terminated for any reason not specified in Section 5.1 or for no reason, he shall be entitled to payment of the notional balance in his Account at the time of such termination as provided in Section 6 herein, without any Allocation to his Account for the Plan Year in which his employment is terminated.

6. PAYMENT OF BENEFITS.

6.1 Time of Payment. Payment to a Participant (or his beneficiary) of the notional amount credited to his Account shall be made as soon as practicable following termination of his employment for any reason (“Date of Termination”) and, except as provided below, in all events within thirty (30) days following the Participant’s Date of Termination; provided, however, notwithstanding the foregoing, a payment to a Participant may, in the discretion of the Compensation Committee, be made later than thirty (30) days following the Participant’s Date of Termination, at anytime during the calendar year that includes the Participant’s Date of Termination (or, if later, by the 15th day of the third calendar month following the Participant’s Date of Termination) and, in such event, shall be based on the number of Phantom Units credited to the Participant’s Account at the time of payment and shall be deemed for purposes of Section 409A of the Internal Revenue Code to have been made on the Participant’s Date of Termination. For purposes of the Plan, a Participant shall be considered to have terminated employment when he incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code and the applicable administrative guidance issue thereunder. Notwithstanding anything in the Plan to the contrary, in no event shall a payment to a Participant be made prior to his “separation from service”.

6.2. Form of Payment; Common Units. Except for any payment of an Account payable in January, 2011 (which shall be paid in cash, subject to applicable withholding) payment shall be in Common Units (subject to applicable withholding). The Partnership shall file and register this Plan on Form S-8 with the SEC prior to any payment of Common Units, such that all Common Units issued to a Participant (or his beneficiary) pursuant to this Plan be freely tradable under the Securities Act, subject only to the volume limitations set forth in Rule 144(k) promulgated under the Securities Act as may be applicable to former affiliates of the Partnership. The Partnership shall maintain a current prospectus, if required, under Form S-8 until such Participant either has sold or may sell all of his Common Units without restriction as to the volume of trading under Rule 144(e). For any payment hereunder, the Company shall cause the Partnership to issue the number of Common Units equivalent to the notional number of Phantom Units held in the Participant’s Account.

6.3. [Deleted]

6.4. Death. Any benefits due under this Plan to a Participant upon his death shall be paid to the Participant’s beneficiary. A Participant may designate a beneficiary (which may be other than a natural person) to receive all benefits which may be payable at the Participant’s death by completing the form furnished by the Plan Administrator. A Participant may change the beneficiary designation at any time without notice to any beneficiary, but such change shall not be effective until it is received by the Plan Administrator. If a Participant fails to file a proper beneficiary designation form with the Plan Administrator, or if the designated beneficiary predeceases the Participant, any benefits which may be payable upon the Participant’s death shall be paid in a single sum to the Participant’s surviving spouse, if any, or otherwise to the Participant’s estate. Payment due under this

Section 6.4 shall be made as soon as practicable following the Participant’s death and in no event later than (a) the end of the calendar year of the Participant’s death or (b) 2 1/2 months following the date of the Participant’s death, whichever is later.

7. AMENDMENT AND TERMINATION.

7.1. Right to Amend/Terminate. The Compensation Committee reserves the right to amend the Plan and to terminate the Plan at any time; provided, however, that no amendment or termination shall have the affect, directly or indirectly, of modifying or reducing a Participant’s benefits, or any rights to benefits, that have accrued as of the date of the amendment or termination, without the written consent of the Participant.

8. ADMINISTRATION OF PLAN.

8.1. Administration. The Plan Administrator may delegate responsibility for the day-to-day administration and operation of the Plan to the Compensation Committee and to employees of the Company or any Participating Company. The Plan Administrator (or the entity or individual to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan. Any determination made by the Plan Administrator (or the entity or individual to which administrative authority has been delegated) shall be final and conclusive.

8.2. Indemnification. Neither any Participating Company, nor the Board of Directors, or any member of any committee thereof, of any Participating Company, nor any employee of any Participating Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Board of Directors, and the employees, of any Participating Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

8.3. Exempt Plan. All notional credits of Phantom Units to any Participant’s Account as provided under the terms of this Plan, and any issuance of Common Units to a Participant (or his beneficiary) under this Plan upon his termination of employment with a Participating Company, are intended to be transactions which are exempt from the provisions of Section 16(b) of the Exchange Act, as provided under Rule 16b-3(d)(1) promulgated under the Exchange Act.

9. GENERAL PROVISIONS.

9.1. Unfunded Benefit. Benefits payable under the Plan to any person shall be paid directly by the Participating Company which employs such Participant. If a Participant is employed by more than one Participating Company, benefits shall be paid by the Participating Company that receives the greatest share of the Participant’s services. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust or separate fund of any kind, or a fiduciary relationship between any Participating Company and any Employee, any beneficiary or any other person. Any funds representing amounts credited to a Participant’s Account hereunder shall at all times remain the property of the Participating Company which employs such Participant, and such funds shall continue to be a part of the general funds of such Participating Company. To the extent that any person acquires a right to receive payments under this Plan from a Participating Company, such right shall be no greater than the right of an unsecured general creditor of such Participating Company.

9.2. Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between a Participating Company and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with a Participating Company, or to interfere with the right of a Participating Company to discharge a Participant, with or without cause.

9.3. Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or locality, no benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

9.4. Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Plan Administrator, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Plan Administrator may select, and the Plan Administrator and each Participating Company shall be relieved of any further liability for payment of such amounts.

9.5. Tax Withholding. A Participating Company shall deduct or “net” from any payments otherwise due under this Plan to a Participant (or beneficiary) such number of Common Units equaling in value the amount required by law to be withheld for purposes of federal, state or local taxes.

9.6. Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

9.7. Controlling Law. To the extent not superseded by federal law, the law of the State of New York shall be controlling in all matters relating to the Plan.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Plan, Alliance Coal, LLC has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunder authorized as of this 1st day of January, 2011.

ALLIANCE COAL, LLC

By:	/s/ R. Eberley Davis

Title:	Senior Vice President, General Counsel and Secretary

APPENDIX A

ALLIANCE COAL, LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Schedule of Designated Participants Approved by the

Compensation Committee as of January 1, 2011

Name	Allocation Percentage

Joseph W. Craft, III	10.0%

Robert G. Sachse	10.0%

Charles R. Wesley	9.0%

R. Eberley Davis	9.0%

Maynard St. John	8.6%

Brian L. Cantrell	6.8%

Cary P. Marshall	6.1%

Thomas M. Wynne	6.1%

Interest Rate for Investment Returns	N/A

APPENDIX B

ALLIANCE COAL, LLC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Form Of Election To

Cause Notional Cash Balance

To Be Invested In Phantom Units

To the Plan Administrator:

1. I am a Participant in the Alliance Coal, LLC Supplemental Executive Retirement Plan (the “Plan”). Capitalized terms used herein and not defined shall have the meaning given to them in the Plan.

2. I am familiar with the business, results of operations and financial condition of the Partnership as most recently reported by the Partnership in its filings under the Exchange Act. I have also seen and reviewed the final Prospectus of the Partnership dated August 16, 1999 for the initial public offering of Common Units.

3. I hereby elect, pursuant to Section 4.5. of the Plan, to cause the entire notional cash balance of my Account under the Plan at January 1, 2000 to be invested in Phantom Units at the Fair Market Value of the Common Units at January 1, 2001, which I understand to be $              per Common Unit.

4. I understand that the notional value of a Phantom Unit credited to my Account under the Plan will fluctuate with the Fair Market Value of a Common Unit, and I am prepared and can afford to lose the entire value of the notional cash balance of my Account under the Plan.

5. I hereby further consent to the amendments to and restatement of the Plan by the Board of Directors of the Company made at its meeting on December 14, 2000.

January , 2001	/s/
Name of Participant:

Notional Value of Participant’s Account at January 1, 2001: $

Number of Phantom Units to be Credited to Participant’s Account :

THIS FORM OF ELECTION MUST BE SIGNED AND RETURNED TO THE PLAN ADMINISTRATOR NO LATER THAN FEBRUARY 1, 2001.